EXHIBIT 23.1

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

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Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated May 3, 2011 relative to the financial statements of Immobiliare Global Investments, Inc. as of December 31, 2010 and 2009 and for each of the two years then ended.

We also consent to the reference to our firm under the captions “Experts” and “Changes In and Disagreements with Accounting and Financial Disclosure” in such Registration Statement.  We have read the prior auditor, Wisan, Smith, Racker & Prescott, LLP, response regarding the change of auditor and their agreement with the facts as set forth in the registration statement and subsequent amendments.  We agree with their response.

 Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

December 20, 2011